Exhibit 23.1

Guangdong Prouden CPAs GP

Ste.2201, Yuehai Financial Center,21 Zhujiang
West Rd., Guangzhou, Guangdong

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Concorde International Group Ltd. and its subsidiaries (the “Company”) on Form S-8, of our report dated May 12, 2026, with respect to our audits of the consolidated statements of financial position of the Company as of December 31, 2025, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for the fiscal year ended December 31, 2025, and the related notes appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2025.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

August 28, 2026